Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of December 29, 2011 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation (“Bank”), and LUCA TECHNOLOGIES INC., a Delaware corporation (“Borrower”). Borrower and Lender are parties to a Loan and Security Agreement dated as of April 30, 2008 (the “Original Agreement”) pursuant to which Bank made certain advances (the “Term Loan”) to Borrower, which Borrower is repaying. Borrower has requested additional Credit Extensions from Bank. This Agreement amends and restates the terms of the Original Agreement to confirm Borrower’s repayment of the Term Loan and to provide for those Credit Extensions. The parties agree as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Term Loan. Borrower confirms that, as of the Effective Date, the outstanding principal balance of the Term Loan made under the Original Agreement is $$416,666.77. Borrower shall continue to make equal principal payments of $83,333.33, plus, subject to Section 2.2(b), accrued interest at a fixed rate equal to 4.0% per annum, on account of the Term Loan on the last day of each month (or the last Business Day in a month in which there are fewer than 30 days) through April 30, 2012, on which date the entire unpaid principal balance of the Term Loan and all accrued but unpaid interest shall be due and payable.

2.1.2 Credit Extensions under the Revolving Line.

(a) Availability. Subject to the terms of this Agreement, Bank shall issue or have issued Letters of Credit denominated in Dollars in an aggregate amount of up to the Availability Amount and shall honor drawings under the Letters of Credit issued hereunder. The aggregate amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Letters of Credit or Advances under the Revolving Line. This is a revolving facility, pursuant to which Borrower may request Letters of Credit and Advances from time to time, for so long as the aggregate Letters of Credit and Advances do not exceed the Availability Amount. Except to reimburse Bank for any draws made in respect of Letters of Credit pursuant to Section 2.1.2(c), Borrower may not request any Advances under this Agreement.

(b) Letter of Credit Terms. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower shall execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. If any provisions of any Letter of Credit Application or other documentation executed by Borrower at Bank’s request in connection with a Letter of Credit conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control.

(c) Reimbursement. Upon any draw on a Letter of Credit, Borrower shall immediately reimburse Bank in immediately available funds for the amount of such draw. Any amount not reimbursed within one (1) Business Day following receipt by Borrower of such notice from Bank shall be deemed an Advance by Bank to Borrower equal to the amount of such draw. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations relating to Letters of Credit issued hereunder that have become due. Amounts borrowed under this Section 2.1.2 may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(d) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, on which date the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable. Not less than one Business Day before the Revolving Line Maturity Date, Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all Letters of Credit then outstanding and remaining undrawn plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. If Borrower has not secured to Bank’s satisfaction (acting reasonably) Bank’s obligations with respect to any Letters of Credit outstanding on the Revolving Line Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit are outstanding. Upon termination of Bank’s obligations with respect to Letters of Credit outstanding on the Revolving Line Maturity Date, any excess cash collateral provided to Bank or otherwise held by Bank under this Section 2.1.2(d) will promptly be returned to Borrower.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.2(b), the outstanding principal amount of the Advances shall accrue interest at a floating rate per annum equal to the greater of (i) four percent (4.0%) or (ii) three quarters of one percent (0.75%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(f) below. Interest on the outstanding principal balance of the Term Loan is addressed in Section 2.1.1.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension other than the Term Loan shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account (but excluding deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such), for principal and interest payments or any other amounts Borrower owes Bank under the Loan Documents when due. Bank agrees to notify Borrower promptly after any such debit, provided that the failure to give such notice shall not affect the validity of such debit. These debits shall not constitute a set-offPayments. Unless otherwise provided, interest is payable in arrears monthly on the first calendar day of each month following the Effective Date. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. None.

(b) Letter of Credit Fee. A fee equal to 2.0% of the face amount of each Letter of Credit (not in any case less than $500), such fee to be payable on the date of issuance of the Letter of Credit and each anniversary date of such issuance for so long as such Letter of Credit is outstanding, which fee is nonrefundable.

(c) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the Effective Date, upon written request by Bank which shall be paid within 30 days of the written request.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension on or after Effective Date. Bank’s obligation to make the initial Credit Extension on or after the Effective Date is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) Borrower shall have delivered a duly executed original signature to this Agreement;

(b) Borrower shall have delivered a duly executed original signature to the Amendment to Warrant;

(c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) Borrower shall have delivered the Perfection Certificate(s) executed by Borrower;

(g) Borrower shall have delivered the insurance policies and/or endorsements required pursuant to Section 6.5 hereof; and

(h) Borrower shall have paid the Bank Expenses then due as specified in Section 2.3 hereof.

3.2 Conditions Precedent to all Credit Extensions on and after Effective Date. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, on and after the Effective Date is subject to the following:

(a) the representations and warranties in Section 5 shall be true in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 are true in all material respects on the date of such Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true in all material respects as of such date; and

(b) in Bank’s sole discretion, there has not been (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral taken as a whole; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

3.3 Covenant to Deliver.

Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. To secure the payment and performance in full of all of the Obligations, Borrower grants Bank a continuing security interest in, and pledges to Bank, all of Borrower’s right, title and interest in, to and under the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and, if requested by Bank, grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

Borrower acknowledges that it has entered, and/or may enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder, and satisfaction of such Obligations shall be secured by the security interest in the Collateral granted herein until such security interest is terminated or released as provided in this Agreement.

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. Notwithstanding the foregoing, in the event (x) all Obligations (other than inchoate indemnity obligations), except Obligations with respect to Bank Services and Obligations with respect to outstanding and undrawn Letters of Credit, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing (I) cash collateral for outstanding and undrawn Letters of Credit that satisfies the requirements of Section 2.1.2(d) and (II) cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. Upon any termination of Bank’s Lien in the Collateral under this Section 4.1, Bank shall, at Borrower’s sole cost and expense, deliver such documents and make such filings as Borrower shall reasonably request to evidence such termination.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower authorizes Bank to file financing statements with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder.

5.	REPRESENTATIONS AND WARRANTIES

Except as disclosed in the Perfection Certificate, Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate entitled “Perfection Certificate”. Borrower represents and warrants to Bank that, as of the Effective Date: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the five (5) years preceding the Effective Date, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction (unless included on the Perfection Certificate); and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete in all material respects. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents and the Warrant have been duly authorized by all requisite corporate action, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, or has sufficient rights by license or otherwise in, and the power to grant a security interest in each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice (such notice shall be deemed to automatically update the disclosure regarding Deposit Accounts in the Perfection Certificate) and taken such actions as are necessary to give Bank a perfected security interest therein.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as Borrower has given notice pursuant to Section 7.2 (such notice shall be deemed to automatically update such disclosure in the Perfection Certificate). None of the material components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate, as Borrower has given Bank notice pursuant to Section 7.2 (such notice shall be deemed to automatically update such disclosure in the Perfection Certificate). In the event that Borrower, after the date hereof, intends to store or otherwise deliver any material portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

5.3 Accounts Receivable. For any Accounts, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Accounts are and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. Except as disclosed to Bank pursuant to Section 6.2, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries which could reasonably be expected to result in liability of more than One Hundred Thousand Dollars ($100,000).

5.5 No Material Deviation in Financial Statements. The consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates, and for the periods, indicated therein, subject in the case of the unaudited financial statements to normal year-end audit adjustments and matters that would be disclosed in footnotes thereto. As of the Effective Date, there has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower is in compliance in all material respects with the Federal Fair Labor Standards Act. Borrower is not in violation of any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except, where failure to do so could not reasonably, in each such case, be expected to result in a material adverse effect on the Borrower’s business.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments. As of the Effective Date, Patriot and Patriot Energy Gathering LLC are the only Subsidiaries of Borrower.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required material tax returns and reports, and Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted and (b) with respect to contested amounts in excess of One Hundred Thousand Dollars ($100,000), notifies Bank in writing of the commencement of, and any material development in, the proceedings and posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Except as disclosed to Bank in writing, Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid (other than inchoate indemnity obligations) or Bank shall have any commitment to make Credit Extensions hereunder (it being understood and agreed, however, that, notwithstanding the foregoing, Borrower’s obligations under this Section 6 shall terminate upon termination of this Agreement), Borrower shall do all of the following:

6.1 Government Compliance. Except as permitted by Section 7.3, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

6.2 Financial Statements, Reports, Certificates.

(a) Deliver to Bank: (i) as soon as available, but no later than thirty five (35) days after the last day of each month(commencing with the month ending December 31, 2011), a company prepared consolidated balance sheet, income statement, and statement of cash flowscovering the consolidated operations of Borrower and its consolidated Subsidiaries during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available, but no later than one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a “going concern” qualification) on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iii) within five (5) days of delivery, copies of all statements, reports and notices made available generally to Borrower’s security holders or to any holders of Subordinated Debt, (iv) in the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet; (v) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Thousand Dollars ($100,000) or more; (vi) prompt notice of an event that materially and adversely affects the value of the intellectual property that is material to the business of Borrower; (vii) annual financial projections commensurate with those provided to the Borrower’s venture capital investors, approved by the Borrower’s board of directors promptly after approval of the same by Borrower’s board of directors but no later than February 15 of each fiscal year; (viii) prompt notice of Borrower’s incurring any indebtedness outside the ordinary course of business; and (ix) other financial information reasonably requested by Bank.

(b) Allow Bank to audit Borrower’s Collateral at Borrower’s expense, provided that so long as no Event of Default has occurred and is continuing, Bank shall not exercise such rights more often than one time during any calendar year.

6.3 Inventory; Returns. Keep all material Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes; Pensions. Make, and cause each of its Subsidiaries to make, timely payment of all material foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as an additional loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any casualty policy shall be payable to Borrower for repair or replacement of the damaged or destroyed property so long as no Event of Default is outstanding; provided, however, that if an Event of Default is outstanding, at Bank’s option, such proceeds may be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may, after reasonable prior written notice to Borrower, make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank reasonably deems prudent.

6.6 Operating Accounts.

(a) Maintain its primary operating, depository and securities accounts with Bank and Bank’s affiliates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7 Financial Covenants. Maintain at all times, to be reported as of the last day of each month, unless otherwise noted:

(a) Cash to Bank Debt: a ratio of (i) unrestricted cash, Cash Equivalents and investments held by Borrower with Bank or an affiliate of Bank to (ii) Credit Extensions, excluding the Term Loan, of at least 2.0 to 1.0.

6.8 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property except where Borrower in the exercise of its business judgment deems it in its best interest not to do so; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent except where Borrower in the exercise of its business judgment deems it in its best interest to do so.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, on reasonable prior notice and at reasonable times and intervals, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower; provided that in no event shall the Borrower or any of its Subsidiaries, or any of their respective officers, employees or agents, be required to provide any information or documentation subject to attorney-client privilege, work product doctrine or other applicable legal privileges, unless access to the same is granted by court order.

6.10 Patriot.

(a) Until such time as Patriot obtains financing from one or more banks, financial institutions or other lending entities, Borrower shall cause Patriot to maintain all of its operating, depository and securities accounts (collectively, the “Patriot Accounts”) with Bank and Bank’s affiliates.

(b) Borrower shall not permit the aggregate balance in the Patriot Accounts consisting of Non-Equity Patriot Investments at any time to exceed $100,000 for more than 10 consecutive days.

(c) Borrower shall not permit Patriot to conduct business other than the acquisition, divestiture, restoration, production and development of oil and gas wells and any other businesses reasonably related or ancillary thereto.

6.11 Further Assurances. Borrower shall execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7.	NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid (other than inchoate indemnity obligations) or Bank shall have any commitment to make Credit Extensions hereunder (it being understood and agreed, however, that, notwithstanding the foregoing, Borrower’s obligations under this Section 7 shall terminate upon termination of this Agreement), Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Restricted Subsidiaries to Transfer, all or any part of the Collateral or any other part of Borrower’s or such Restricted Subsidiary’s property, except for Transfers (a) of Inventory, use of cash, or liquidation or sale of cash equivalents, in each case in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens, dividends or distributions permitted pursuant to Section 7.7, transactions otherwise permitted pursuant to Section 7.8 and Permitted Investments; (d) of licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (e) from a Restricted Subsidiary of Borrower to Borrower or another Restricted Subsidiary of Borrower, (f) of all or any portion of the Excluded O&G Collateral or the Excluded Patriot Equity Interest Collateral; and (g) other Transfers in an amount not to exceed One Hundred Thousand Dollars ($100,000) in any calendar year.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Restricted Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Restricted Subsidiary, as applicable, or reasonably related or ancillary thereto; (b) liquidate or dissolve (provided that a Restricted Subsidiary of Borrower may liquidate or dissolve if the assets and property of such Restricted Subsidiary are transferred to Borrower or another Restricted Subsidiary of Borrower in connection with such liquidation or dissolution); or (c) (i) have a change in Chief Executive Officer or Chief Financial Officer unless Borrower has provided Bank notice or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 49% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering. Borrower shall not, without prior written notice to Bank (such notice shall be deemed to update such disclosure in the Perfection Certificate): (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Ten Thousand Dollars ($10,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Restricted Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Restricted Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than Permitted Investments. A Restricted Subsidiary may merge or consolidate into another Restricted Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Restricted Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, including without limitation its intellectual property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Restricted Subsidiaries to do so, except for Permitted Liens, and, except as otherwise provided or contemplated in the Loan Documents, permit any Collateral not to be subject to the first priority security interest granted herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6.(b) hereof.

7.7 Distributions; Investments. (a) Directly or indirectly make any Investment, or permit any of its Restricted Subsidiaries to do so, other than Permitted Investments; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock except for (i) dividends payable in capital stock, (ii) dividends or distributions (whether in cash, capital stock or otherwise) from a Subsidiary to Borrower (whether directly or through one or more Subsidiaries), and (iii) repurchases of stock from former employees, directors or consultants of Borrower under the terms of applicable repurchase agreements, provided that the aggregate cash consideration paid by Borrower in connection with such repurchases shall not exceed Fifty Thousand Dollars ($50,000) in the aggregate in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions expressly permitted by, and subject to the terms of, this Agreement and the other Loan Documents, (b) compensation and employment arrangements with employees, officers and directors in the ordinary course of business, (c) agreements entered into among the Company and all or certain of its stockholders in connection with preferred stock or other bona fide equity transactions, including but not limited to the Rights Agreement and Stockholders Agreement, and (d) other transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would adversely affect the subordination thereof to Obligations owed to Bank except as permitted under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA , permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, or permit any of its Subsidiaries to do so, if the non-compliance or violation could reasonably be expected to have a material adverse effect on Borrower’s business; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable. During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails to perform any obligation in Sections 6.2 or 6.6 or violates any covenant in Section 7; or

(b) Borrower fails to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified elsewhere in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after Borrower receives written notice thereof from Bank or, if earlier, within twenty (20) days after Borrower reasonably should have known of such default or non-performance; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply to any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment. (a) Any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed, rescinded or discharged within ten (10) days; (b) the service of process upon Bank seeking to attach, by trustee or similar process, any funds of Borrower or of any Restricted Subsidiary on deposit with Bank that is not rescinded or dismissed within ten (10) days; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of One Hundred Thousand Dollars ($100,000) becomes a Lien on any of Borrower’s assets and such lien or encumbrance has not been released or removed within ten (10) days of attaching; or (e) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within thirty (30) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

8.5 Insolvency. Borrower is unable to pay its debts (including trade debts) as they become due; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties relating to any Indebtedness (other than the Obligations or unsecured Indebtedness to trade creditors incurred in the ordinary course of business) in the outstanding principal amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, which default is not waived or cured within any applicable grace or cure period and results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such Indebtedness;

8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any material terms of such agreement, and in each such case, the default or breach is not waived or cured within any applicable grace or cure period.

9.	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to 105% of the aggregate face amount of all outstanding Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any such Letters of Credit;

(d) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank reasonably considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(e) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available at a place or places designated by Bank which are reasonably convenient to Bank and Borrower. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest (other than Permitted Liens that may have superior priority to Bank’s Lien under this Agreement) and pay all expenses incurred in connection therewith. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies (provided, that such license shall only be granted with respect to premises that are not owned by Borrower to the extent such license does not violate or breach the lease or other agreement pursuant to which Borrower has a right to use and occupy such premises);

(f) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower (Bank agrees to notify Borrower promptly after any such application, provided that the failure to give such notice shall not affect the validity of such application);

(g) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Except to the extent that such use, assignment, license or sublicense is expressly prohibited under a license agreement and would result in a breach under such agreement for which such agreement would reasonably be expected to be terminated by such licensor, upon the occurrence of such an Event of Default and the exercise of its rights under this Section 9.1(g), Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge and solely pursuant to this Section 9.1, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, solely as necessary in completing production of, advertising for sale, and selling any Collateral and, solely in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(h) place a “hold” on any account maintained with Bank (excluding accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral; and

(i) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable only upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Bank or a third party as the Code permits; and (g) sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates or the earlier termination of this Agreement.

9.3 Accounts Verification; Collection. During the existence of an Event of Default, Bank may notify any Person owing Borrower money of Bank’s security interest in such funds and verify the amount of such account. During the existence of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the Account Debtor, with proper endorsements for deposit.

9.4 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may, after reasonable written notice to Borrower, obtain such insurance or make such payment. All amounts so paid by Bank are Bank Expenses, shall be due and payable within five (5) Business Days following demand, and, to the extent not paid when due, shall bear interest at the then highest applicable rate hereinabove provided, and shall be secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral in connection with exercise of Bank’s rights and remedies during the continuance of an Event of Default, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.6 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices and the Code regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.7 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.8 Demand Waiver. Except as expressly provided for herein or in any other Loan Document, Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	LUCA TECHNOLOGIES INC.
500 Corporate Circle, Suite C
Golden, CO 80401
Attn: Mike Sabol
Fax: 303-534-1446
Email: mike.sabol@lucatechnologies.com

If to Bank:	SILICON VALLEY BANK
380 Interlocken Crescent, Suite 600
Broomfield, CO 80021
Attn: Chris Ennis/Charlie Kelly
Fax: 303-469-9088
Email: cennis@svb.com / ckelly@svb.com

11.	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing; Integration. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents amend and restate the terms of the Original Agreement, without novation, and represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic copy shall be effective as delivery of a manually executed counterpart of this Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations, Obligations with respect to Bank Services, and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.2 to indemnify Bank, and Bank’s obligations under Section 12.8 (Confidentiality) shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8 Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates in connection with their present or prospective business relations with Borrower (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.8); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided that they have entered into a comparable confidentiality agreement in favor of Borrower to which Borrower is a party or pursuant to which Borrower and its Subsidiaries are third party beneficiaries); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement at any time during the existence of an Event of Default. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (ii) is disclosed to Bank by a third party on a non-confidential basis other than as a result of this Section 12.8, if Bank does not know that the third party is prohibited from disclosing the information. Should Bank be required to disclose any such information by virtue of a subpoena or similar process by any court, tribunal, or agency pursuant to items (c), (d) or (e) above, then Bank shall use commercially reasonable efforts to promptly notify Borrower thereof so as to allow Borrower, at its sole cost and expense, to seek a protective order or to take any other appropriate action to protect its rights.

12.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.10 Additional Covenants of Bank in connection with Patriot Financing. In the event that Patriot obtains financing from one or more banks, financial institutions or other lending entities (collectively, the “Patriot Lenders”), then Bank agrees, if requested by the Patriot Lenders or any agent acting on their behalf: (a) to execute a control agreement or control agreements in form and substance reasonably satisfactory to Bank and the Patriot Lenders or such agent, with respect to each Patriot Account (if any) that Patriot elects to maintain with Bank following such financing; and (b) to execute such instruments and documents, and to authorize the filing of applicable amendments or partial release/termination statements with respect to financing statements filed by Bank against Borrower, as may be reasonably requested by the Patriot Lenders or any agent acting on their behalf to confirm that Bank security’s interest under the Loan Documents does not extend to the Excluded Patriot Equity Interest Collateral.

13.	DEFINITIONS

13.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower by an Account Debtor.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Advance” or “Advances” means a cash advance (or advances) under this Agreement made to reimburse Bank for any draws made on any Letters of Credit.

“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers and directors and, for any Person that is a limited liability company, that Person’s managers and members. For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through ownership of securities or other interests, by contract or otherwise.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the Revolving Line minus (b) without duplication, the face amount of any Letters of Credit and the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower in connection with the Loan Documents.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Credit Extension” is the Term Loan and any Advance, Letter of Credit or any other extension of credit by Bank for Borrower’s benefit under this Agreement.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account, account number 3300603797, maintained with Bank.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Effective Date” is the date Bank executes this Agreement and as indicated on the signature page hereof.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded O&G Collateral” is all of Borrower’s right, title and interest in, to and under, any and all gas reserves and the associated wellbores, including the related future net cash flows from such reserves and/or gas production.

“Excluded Patriot Equity Interest Collateral” is all of Borrower’s right, title and interest in, to and under (a) the membership interests or other equity interests of Patriot, and any warrants, options or other rights entitling Borrower to purchase or acquire any such membership interests or other equity interests, (b) the certificates or instruments, if any, representing such membership interests or other equity interests, (c) all dividends (cash, equity interests or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such securities, (d) all replacements, additions to and substitutions for any of the property referred to in this definition, including, without limitation, claims against third parties, (e) the proceeds, interest, profits and other income of or on any of the property referred to in this definition, (f) all security entitlements in respect of any of the foregoing, if any and (g) all books and records relating to any of the property referred to in this definition.

“Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank, all as amended, restated, or otherwise modified. The Warrant shall not be deemed a Loan Document.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral taken as a whole; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any material portion of the Obligations, provided , however, that (y) changes in GAAP and (z) acts of war or terrorism shall not be deemed to be or to constitute a Material Adverse Change.

“Non-Equity Patriot Investments” means Permitted Investments made by Borrower in Patriot pursuant to clause (h) of the definition of “Permitted Investments.”

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patriot” is Patriot Energy Resources LLC, a Delaware limited liability company, a wholly-owned Subsidiary of Borrower.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Equity Transaction” is a transaction that results in the Borrower receiving cash or Cash Equivalents from an existing direct or indirect owner of the Borrower or any other investor in, or purchaser of, equity securities of Borrower; and any further contribution to or receipt by a Subsidiary of the Borrower of some or all of such cash or Cash Equivalents.

“Permitted Indebtedness” is:

(a) Borrower’s or any Restricted Subsidiary’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business or arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(f) unsecured intercompany Indebtedness owed by the Borrower to a Subsidiary of the Borrower or owed by a Restricted Subsidiary of the Borrower to another Subsidiary of the Borrower;

(g) unsecured Indebtedness of Borrower or its Restricted Subsidiaries incurred in connection with the financing of insurance premiums in the ordinary course of business with respect to insurance required or permitted under Section 6.5 up to an amount equal to $50,000 in aggregate annual premiums;

(h) Guarantees by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary; provided that to the extent any such guarantee is in respect of Indebtedness, such Indebtedness is otherwise permitted hereunder;

(i) Indebtedness in respect of Borrower’s or a Restricted Subsidiary’s guarantee of the expenses incurred by certain employees in connection with the use of credit cards sponsored by Borrower or such Restricted Subsidiary in an aggregate amount not to exceed $50,000 at any time outstanding;

(j) Indebtedness consisting of deferred payment obligations resulting from the adjudication or settlement of any litigation or from an arbitration or mediation award or settlement, in any case involving the Borrower or any Restricted Subsidiary so long as such judgment, award or settlement would not constitute an Event of Default under Section 8.4 or 8.7;

(k) Indebtedness in respect of workers’ compensation claims, unemployment insurance and other social security benefits or old age pension legislation, self-insurance obligations and appeal and surety bonds and similar instruments, in each case in the ordinary course of business;

(l) Indebtedness in an aggregate principal amount not to exceed One Hundred Thousand Dollars ($100,000) secured by Permitted Liens; and

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Restricted Subsidiary, as the case may be.

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Effective Date;

(b) Cash Equivalents;

(c) Investments permitted by Borrower’s or the applicable Restricted Subsidiary’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by the Board of Directors (or equivalent governing body) of Borrower or such Restricted Subsidiary and provided to Bank;

(d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower or the applicable Restricted Subsidiary;

(e) Investments consisting of (i) deposit accounts of Borrower in which Bank has a perfected security interest and (ii) deposit accounts of a Restricted Subsidiary;

(f) Investments accepted in connection with Transfers permitted by Section 7.1;

(g) Investments of Borrower and its Restricted Subsidiaries in Subsidiaries solely to the extent funded with cash and Cash Equivalents received by the Borrower or such Restricted Subsidiary after the Effective Date as a result of Permitted Equity Transactions;

(h) other Investments of Borrower and its Restricted Subsidiaries in Subsidiaries not to exceed $300,000 in the aggregate in any fiscal quarter;

(i) Investments resulting from the creation of new Subsidiaries of the Borrower as otherwise permitted hereunder; provided that each such new Subsidiary shall be a Restricted Subsidiary unless and until Bank expressly agrees in writing otherwise;

(j) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Restricted Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board of Directors (or equivalent governing body) of Borrower or such Restricted Subsidiary;

(k) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(l) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (l) shall not apply to Investments of Borrower or any Restricted Subsidiary in any Subsidiary.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower or the applicable Restricted Subsidiary maintains adequate reserves on its Books;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower or the applicable Restricted Subsidiary incurred for financing the acquisition of the Equipment securing no more than One Hundred Thousand Dollars ($100,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons that, in any such case, are only for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings (which have the effect of preventing or staying the forfeiture or sale of the property subject thereto) and with respect to which adequate reserves or other appropriate provisions are being maintained;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s or the applicable Restricted Subsidiary’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h) licenses and sublicenses of intellectual property granted to third parties that are Transfers permitted under Section 7.1;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;

(j) Liens in favor of other financial institutions arising in connection with Borrower’s or the applicable Restricted Subsidiary’s deposit and/or securities accounts held at such institutions, provided that, with respect of any such accounts of Borrower, Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts pursuant to Section 6.6;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(l) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(m) Easements, rights of way, restrictions, zoning ordinances, reservations, covenants and other similar charges, title exceptions or encumbrances relating to real property of Borrower and any of its Restricted Subsidiaries incurred in the ordinary course of business that, either individually or in the aggregate, are not substantial in amount, do not interfere in any material respect with the use of the property affected or the ordinary conduct of the business of Borrower and its Restricted Subsidiaries and do not result in material diminution in value of the property subject thereto; and

(n) Liens securing Subordinated Debt.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the United States prime rate published in the Western Edition of The Wall Street Journal from time to time, even if it is not Bank’s lowest rate.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Controller, or Chief Accounting Officer of Borrower.

“Restricted Subsidiary” is each Subsidiary of Borrower other than (a) Patriot and (b) any other Subsidiary of Borrower formed after the date hereof (if any) that Bank expressly agrees in writing shall not be a Restricted Subsidiary.

“Revolving Line” is one or more Credit Extensions made under Section 2.1.2 in an amount up to Two Million Dollars ($2,000,000).

“Revolving Line Maturity Date” means December 27, 2012.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person. For purposes of the Loan Documents, any reference to “Subsidiary” shall be deemed to refer to a Subsidiary of Borrower unless the context provides otherwise.

“Term Loan” is the loan made under the Original Agreement.

“Transfer” is defined in Section 7.1.

“Warrant” is that certain Warrant to Purchase Stock dated as of April 30, 2008 executed by Borrower in favor of Bank, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

LUCA TECHNOLOGIES INC.

By	/s/ Michael Sabol

Name:	Michael Sabol
Title:	Chief Accounting Officer

BANK:

SILICON VALLEY BANK

By	/s/ Charles Kelly

Name:	Charles Kelly
Title:	Deal Team Leader
Effective Date: 12/29/11

[Signature page to Loan and Security 996095 v5/ HNAgreement]

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following: (i) intellectual property, whether now owned or hereafter acquired, consisting of copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing (collectively, the “Intellectual Property”); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to such Intellectual Property; (ii) the Excluded O&G Collateral; (iii) any capital stock of a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; and (iv) the Excluded Patriot Equity Interest Collateral.

Pursuant to the terms of a Loan and Security Agreement between Bank and Borrower (the “Loan Agreement”) Borrower has agreed not to create, incur or allow any Lien on any of the Collateral or its Intellectual Property, except for Permitted Liens, as defined in the Loan Agreement, without Bank’s prior written consent.

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CORPORATE BORROWING CERTIFICATE

BORROWER:	LUCA TECHNOLOGIES INC.	DATE: December 29, 2011
BANK:	Silicon Valley Bank

I hereby certify as follows, in my capacity as an officer of Borrower, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Amended and Restated Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above. Such Certificate of Incorporation has not been further amended, annulled, rescinded, revoked or supplemented, and remains in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money/Letters of Credit. Borrow money from Silicon Valley Bank (“Bank”) and obtain Letters of Credit up to $2,000,000.

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets, excluding Intellectual Property, gas reserves and the associated wells and net cash flow from the production of such wells and the

1

equity interests in Patriot Energy Resources LLC, a Delaware limited liability company and a wholly-owned subsidiary of Borrower.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Issue Warrants. Issue warrants for Borrower’s Series B Preferred Stock.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:

Name:

Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                     of Borrower, hereby certify as to paragraphs 1 through 5 above, as

            [print title]

of the date set forth above.

By:

Name:

Title:

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EXHIBIT E

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date: , 200
FROM:	LUCA TECHNOLOGIES INC.

The undersigned authorized officer of LUCA TECHNOLOGIES INC. (“Borrower”) certifies, solely in his capacity as an officer of Borrower, that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending              with all required covenants except as noted below, (2) there are no existing Events of Default except as noted below, and (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date. Attached are the financial statements required to be delivered with this certificate pursuant to Section 6.2(a)(i) of the Agreement. The undersigned authorized officer acting on behalf of Borrower solely in his capacity as an officer of Borrower certifies that such financial statements were prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) for the absence of footnotes and subject to year end audit adjustments. The undersigned authorized officer acting on behalf of Borrower acknowledges that no borrowings may be requested at any time or date of determination that a Default or Event of Default exists. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 35 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No

Board approved financial projections	Annually no later than February 15	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

Financial Covenants	Required	Actual	Complies
Minimum Cash Ratio	2.0:1.0	:1.0	Yes No

Comments regarding exceptions:

Luca Technologies Inc.

By:

Title:

1